EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-65584, 333-174702 and 333-133657 on Form S-8 and Registration Statements Nos. 333-133480 and 333-150503 on Form S-3 of our report dated March 14, 2012, relating to the consolidated financial statements and financial statement schedule of Natus Medical Incorporated and subsidiaries, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting guidance issued by the Financial Accounting Standards Board related to the presentation of comprehensive income, and of our report dated March 14, 2012, relating to the effectiveness of Natus Medical Incorporated and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of Natus Medical Incorporated for the year ended December 31, 2011.

/s/    Deloitte & Touche LLP

San Francisco, CA

March 14, 2012